INFINEX VENTURES INC.

3914 Seaton Place, Las Vegas, Nevada 89121

Tel: 702-387-4005 - Fax: 702-387-4006

(CNW GROUP) Infinex Ventures, Inc.

Trading Symbol: IFNX: OB

February 9, 2006

Infinex Announces Letter of Intent

Infinex Ventures Inc. (IFNX:OB - News; “the Company”) and its Board of Directors are pleased to announce that the Company has signed a Letter of Intent (“LOI”) for the sole and exclusive right to acquire a 50% interest in the Tesoro 1-12 Mining Claims (“the Property”) which are reported to contain Gold, Silver and Copper. The Property is located on the El Indio Gold Belt in Region III, which is approximately 150 kms. East of the City of Vallenar, Chile, near the border of Argentina. A number of outcrops can be observed in the surveyed area as well as signs of mineralization of grantable substances in addition to explanatory workings.

Under the terms of the LOI, the Company has agreed to an initial three (3) months due diligence period, and a further extension, to the due diligence period, in an effort to verify the offered title and all additional documentation including but not limited to, Civil Trial C-1912-2001 at the 14th Civil Court of Santiago and Criminal Trial 1160-2002 at the 19th Court of Crime of Santiago of Chile, Ministry of Mines of Chile.

On Behalf of the Board INFINEX VENTURES INC.

Michael De Rosa, President

Contact Mr. Michael De Rosa

www.infinexventures.com

Safe Harbor for Forward-Looking Statements:

Except for statements of historical fact, the information presented herein constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations and changes in consumer and business consumption habits and other factors over which Infinex Ventures, Inc. has little or no control.